UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2022

CION ARES DIVERSIFIED CREDIT FUND

(Exact Name of Registrant as Specified in Charter)

Delaware	811-23165	81-3755597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Park Avenue, 36th Floor
New York, NY		10016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 845-2577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 10, 2022, CION Ares Management, LLC, under authority delegated by the Board of Trustees of CION Ares Diversified Credit Fund (the “Fund”) to declare distributions to the Fund’s shareholders, elected to increase the daily distribution rate for Class I shares of common stock of the Fund (“Class I shares”), Class L shares of common stock of the Fund (“Class L shares”) and Class W shares of common stock of the Fund (“Class W shares”), effective April 1, 2022. The Fund records distributions from net investment income daily and pays distributions monthly to shareholders on such daily record dates.

Effective April 1, 2022, the daily distribution rate to Class I shares will increase to $0.0039861, which reflects 5.7% of the NAV of Class I shares as of March 8, 2022 on an annualized basis.  The increased declared daily Class I share distribution rate equals a $0.0001708 increase compared to the previously declared distribution daily amount of $0.00381527 per Class I share.

Effective April 1, 2022, the daily distribution rate to Class L shares will increase to $0.0039861, which reflects 5.7% of the NAV of Class L shares as of March 8, 2022 on an annualized basis.  The increased declared daily Class L share distribution rate equals a $0.0001708 increase compared to the previously declared distribution daily amount of $0.00381527 per Class L share.

Effective April 1, 2022, the daily distribution rate to Class W shares will increase to $0.0039861, which reflects 5.7% of the NAV of Class W shares as of March 8, 2022 on an annualized basis.  The increased declared daily Class W share distribution rate equals a $0.0001708 increase compared to the previously declared distribution daily amount of $0.00381527 per Class W share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CION Ares Diversified Credit Fund

Date: March 11, 2022	By:	/s/ Greg Schill
Greg Schill
Vice President